Exhibit 10.1
P.O. Box 291, St. Peter Port, Guernsey, GY1 3RR, British Isles

Telephone Fax Phone	+44 1481 729 980 +44 1481 729 982
7 February 2008
The Directors
Vazon Energy Limited
PO Box 144
St. Peter Port
Guernsey
GY1 3HX
Dear Sirs
Termination of Appointment of Non- Executive Director and Non-Executive Chairman
We refer to the agreement between CanArgo Energy Corporation (“CanArgo”) and Vazon Energy Limited (“VEL”) dated 26 September 2007 upon which VEL procured the services of Dr David Robson (the “Consultant”) to act as non-executive Director and non-executive Chairman of the Board of CanArgo (the “Agreement”).
The Agreement provides that it shall at any time be capable of termination upon the expiry of six months’ written notice given by either party to the other party. CanArgo has the right under the Agreement to make payment to VEL, in lieu of notice.
We note that such six months’ notice to terminate the Agreement has been agreed by both parties effective 7 February 2008.
We confirm that the Agreement shall be terminated with immediate effect on 7 February 2008 (the “Termination Date’’) and we will make payment to VEL of UK£30,000 in lieu of notice within 5 business days of the Termination Date.
We further confirm that the 1,800,000 share options held by the Consultant pursuant to CanArgo’s Long Term Stock Incentive Plans will remain valid and be exercisable until 31 December 2008 under the terms of such plans. These options comprise the following:
1,500,000 options under the 2004 LTSIP at an exercise price of $0.65 (issued 24th September 2004), and:
300.000 options under the 2004 LTSIP at an exercise price of $1.00 (issued 27th July 2005)
CanArgo Energy Corporation — Page 1
Registered Office: 2711 Centerville Road, Suite 400, Wilmington, Delaware 19808, USA

The parties agree, that save as set out in the Agreement and this letter, from the Termination Date neither party shall have any further claim against the other for any costs, demands, loss or damages arising under the Agreement or any claim for compensation in respect of termination of the Agreement.
We ask that VEL procure that the Consultant also resigns from other Directorships which the Consultant may hold with CanArgo Group companies, and we will forward to VEL suitable resignation letters forthwith.
Each party agrees to sign, execute, deliver and undertake all such actions as may be reasonably required by the other party to carry out and give effect to the terms and intentions of this letter. We will issue a Press Release, mutually agreed by the Consultant in accordance with our obligations (agreed release attached).
This letter shall be governed by and construed in accordance with the laws of the Island of Guernsey.
Please confirm your agreement to the terms set out above by signing and returning the enclosed copy of this letter.
Yours faithfully
For and on behalf of
CanArgo Energy Corporation

Agreed for and on behalf of
Vazon Energy Limited
CanArgo Energy Corporation — Page 2
Registered Office: 2711 Centerville Road, Suite 400, Wilmington, Delaware 19808, USA

FOR IMMEDIATE RELEASE IN EUROPE & NORTH AMERICA
NON-EXECUTIVE CHAIRMAN STEPS DOWN
February 7, 2008 — Guernsey, Channel Islands — CanArgo Energy Corporation (“CanArgo” or the “Company”) (OSE: CNR, AMEX: CNR) today announced that Dr. David Robson has tendered his resignation from the positions of Non-Executive Chairman and Non-Executive Director of the Board of CanArgo with immediate effect. Dr. Robson is stepping down in order to focus on the development of Tethys Petroleum Limited (“Tethys”) of which he is Chairman, President and Chief Executive Officer. Dr. Robson informed the Company on January 21, 2008 of his intention not to stand for re-election as a Director of the Company at the next Annual Meeting of Stockholders because of potential conflicts of interest With his duties and workload with Tethys. In light of this, and following a meeting of the Board, the Board asked Dr. Robson to stand down at this point in time.
Vincent McDonnell will become acting Chairman of the Board in addition to his duties as President and Chief Executive Officer. The resignation of Dr. Robson means that the Company now needs to appoint only one new independent director to the Board in order to regain compliance with the American Stock Exchange continued listing rule.
Vincent McDonnell, President and Chief Executive Officer said “I would like to thank David for his invaluable input to the development of CanArgo and his very significant contribution to the Company over the last eleven years. I wish him every success in the future.”
The matters discussed in this press release include forward-looking statements, which are subject to various risks, uncertainties and other factors that could cause actual results to differ materially from the results anticipated in such forward-looking statements. Such risks, uncertainties and other factors include the uncertainties inherent in oil and gas development and production activities, the effect of actions by third parties including government officials, fluctuations in world oil prices and other risks detailed in the Company’s reports on Forms 10-K and 10-Q filed with the Securities and Exchange Commission. The forward-looking statements are intended to help shareholders and others assess the Company’s business prospects and should be considered together with all information available. They are made in reliance upon the safe harbour provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The Company cannot give assurance that the results will be attained.
CanArgo Energy Corporation — Page 3
Registered Office: 2711 Centerville Road, Suite 400, Wilmington, Delaware 19808, USA